EXHIBIT 5.1

GODFREY & KAHN, S.C.
ATTORNEYS AT LAW
780 North Water Street
Milwaukee, Wisconsin 53202
Phone (414) 273-3500; Fax (414) 273-5198

April 12, 2005

Renaissance Learning, Inc.
2911 Peach Street
P.O. Box 8036
Wisconsin Rapids, Wisconsin 54495-8036

Ladies and Gentlemen:

      We have acted as counsel for Renaissance Learning, Inc., a Wisconsin corporation (“Renaissance”), in connection with the step one and step two mergers (collectively, the “Mergers”) contemplated by the Agreement and Plan of Merger and Reorganization, dated as of January 24, 2005, as amended from time to time, by and among Renaissance, AlphaSmart, Inc., a Delaware corporation, RLI Acquisition Corp., Inc., a Delaware corporation and a wholly owned subsidiary of Renaissance, and RLI Acquisition Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Renaissance. This opinion is furnished in connection with the Registration Statement on Form S-4 (the “Registration Statement”) to be filed by Renaissance with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of common stock of Renaissance, $0.01 par value (“Common Stock”), issuable in connection with the Mergers.

      As counsel to Renaissance, we are familiar with the Amended and Restated Articles of Incorporation and the Amended and Restated By-Laws of Renaissance. We have also examined, or caused to be examined, such other documents and instruments and have made, or caused to be made, such further investigation as we have deemed necessary or appropriate to enable us to render this opinion.

      Based upon the foregoing, it is our opinion that the shares of Common Stock of Renaissance, when issued in connection with the step one merger, will be validly issued, fully paid and nonassessable, subject to Section 180.0622(2)(b) of the Wisconsin Statutes.

      Section 180.0622(2)(b) of the Wisconsin Statutes provides that shareholders of a corporation may be assessed up to the par value of their shares to satisfy the obligations of such corporation to its employees for services rendered, but not exceeding six months’ service in the case of any individual employee. Certain Wisconsin courts have interpreted “par value” to mean the full amount paid by the purchaser of shares upon issuance thereof.

Renaissance Learning, Inc.
April 12, 2005

      We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the captions “The Merger Agreement—Background of the Mergers,” “The Merger Agreement—Conditions to Completion of the Mergers” and “Legal Matters” in the proxy statement/prospectus that is a part of the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act.

Very truly yours, /s/ GODFREY & KAHN, S.C. GODFREY & KAHN, S.C.